Exhibit 1.01

SIGMA DESIGNS, INC.

CONFLICT MINERALS REPORT

For the Year Ended December 31, 2015

This Conflict Minerals Report contains forward-looking statements regarding our business, products, and plans to take additional actions or to implement additional policies with respect to our due diligence efforts to further mitigate the risk that conflict minerals could benefit armed groups in the Covered Countries.

Although forward-looking statements in this Report reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation: the risk that information reported to us by our suppliers from which we directly procure finished goods, components, materials and/or services for our products (direct suppliers), or industry information used by us, may be inaccurate; as well as risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. Readers are urged not to place undue reliance on forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to publically update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INTRODUCTION

This Conflict Minerals Report (“Report”) of Sigma Designs, Inc. has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 (together, the “Rule”) for the reporting period of January 1, 2015 to December 31, 2015.

The Rule requires disclosure of certain information when a registrant manufactures or contracts to manufacture product for which the minerals specified in the Rule are necessary to the functionality or production of those products. The rule further requires the disclosure of information related to the use in their products of minerals originating in the DRC and the countries adjoining the DRC (collectively, “Covered Countries”). Adjoining countries are those countries that share an internationally recognized border with the DRC. The minerals currently subject to the SEC’s disclosure requirements are columbite-tantalite (coltan), cassiterite, wolframite and gold, and their derivatives, including tin, tantalum and tungsten (collectively, “Conflict Minerals”).

COMPANY OVERVIEW

Sigma Designs, Inc. (“Sigma”) is a fabless semiconductor solutions provider offering intelligent media platforms for use in the home entertainment and home control markets. Our goal is to ensure that our solutions serve as the foundation for some of the world’s leading consumer products, including SmartTV, Set-top Box, Media Connectivity and Internet of Things (“”IoT”) devices. Our business generates revenue primarily by delivery of semiconductors that are targeted toward end-product manufacturers, Original Equipment Manufacturers, or OEMs, and Original Design Manufacturers, or ODMs.

As a “fabless” semiconductor company we do not own or operate foundries for the production of silicon wafers from which our semiconductors are made. We depend on multiple third party foundry subcontractors to manufacture our integrated circuit products and for other aspects of the manufacturing process, including assembly and packaging. Due to this model, we do not directly purchase the raw materials used in the manufacture of our products nor do we engage in purchasing activities in the Covered Countries. As a result, we have relied on our direct suppliers, and on information available from industry sources, for the purposes of this Report.

CONFLICT MINERALS POLICY

Our Conflict Minerals Policy communicates the expectation that our direct suppliers obtain materials from conflict-free, environmentally and socially responsible sources.

Our Conflict Mineral Policy is available on our Company website at http://www.sigmadesigns.com/ir/governance/.

REASONABLE COUNTRY OF ORIGIN INQUIRY

In accordance with the Rule, we conducted a good faith Reasonable Country of Origin Inquiry (“RCOI”) that was reasonably designed to determine whether any of the necessary Conflict Minerals in our products originated in the Covered Countries or were from scrap or recycled sources. We have requested supply chain information from our direct suppliers based on the Electronic Industry Citizenship Coalition (“EICC”) Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (“CMRT”).

Due to the complexity of our supply chain, we relied on information provided from all 10 of our direct suppliers, which include assembly houses and module manufacturers, which we have concluded accounts for 100 percent of our suppliers in 2015.

According to the responses received:

●	We identified 75 smelters and refiners (processing facilities) that were reported by our suppliers to potentially be in our supply chain.
●

Of these 75 processing facilities, 74 are listed as compliant on the Conflict Free Sourcing Initiative (“CFSI”) Conflict Free Smelters Program (“CFSP”) list, 1 of the identified processing facilities were noted as active on the CFSP Active List in the applicable reporting period.

DESIGN OF DUE DILIGENCE & DESCRIPTION OF MEASURES

For the reporting period from January 1, 2015 to December 31, 2015, we performed due diligence measures on the source and chain of custody of Conflict Minerals that were necessary to the functionality or production of our products. We have designed our Conflict Minerals due diligence measures in accordance with the framework in the “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition),” published by the Organization for Economic Cooperation and Development (“OECD”), and the related supplements for Conflict Minerals. The design of our due diligence measures include provisions for each of the five steps in the OECD Due Diligence Framework:

OECD Step One: Establish Strong Company Management Systems

In 2014, we maintained a Conflict Minerals Policy to demonstrate our commitment to responsible sourcing in our supply chain. As part of our Conflict Minerals Policy, we conduct a supply chain survey with our direct suppliers using the CMRT. We maintained an internal team to manage and oversee our Conflict Minerals due diligence efforts, which included representatives from Quality Assurance (Operations), Finance, Legal and Corporate Compliance. We also continue to improve upon the established documentation and record maintenance mechanism to ensure the retention of relevant documentation related to our supplier Conflict Mineral disclosures.

OECD Step Two: Identify and Assess Risks in the Supply Chain

We use the CMRT to identify Conflict Minerals processing facilities when reported in our supply chain by our direct suppliers. Further, we use the CMRT to review our direct suppliers’ due diligence processes, such as whether they have a Conflict Minerals policy or an internal review process to require their own suppliers to source from validated processing facilities. Further, we issue request notices to our direct suppliers to complete the CMRT. As part of the risk identification and assessment process, we require our suppliers to provide smelter identification numbers. Additionally, we request location of mine and location of origin information for the necessary Conflict Minerals contained in our products from each of our direct suppliers. Finally we review supplier-responses to the CMRT and compare the results against the list of processing facilities that have either been deemed active or validated as compliant with the CFSP.

OECD Step Three: Design and Implement Strategies to Respond to Identified Risks

We continue to develop mechanisms and procedures for communicating and encouraging those suppliers who were either non-responsive or gave problematic responses. Those suppliers who fail to disclose information pursuant to our requests are targeted for removal from our supply chain. We also report information on the source and chain of custody of Conflict Minerals in our supply chain to our executive management.

OECD Step Four: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence

As we do not source necessary Conflict Minerals directly from processing facilities, we rely on third-party auditing programs, like the CFSP, to validate the responsible sourcing practices of the suppliers in our supply chain, as well as the responses we receive from those suppliers.

OECD Step Five: Report Annually on Supply Chain Due Diligence

We submit this Form SD and our Conflict Minerals Report to the SEC on an annual basis. Our Form SD and Conflict Minerals Report are also available on our website.

RESULTS OF DUE DILIGENCE PERFORMED

A large majority of our direct suppliers reported smelter or refiner (processing facility) information for their organization as a whole, rather than on a product-specific level. As a result, some processing facilities that were reported may not be affiliated with our products.

Based on our RCOI, we have reason to believe that some of the necessary Conflict Minerals used in our products may have originated in the Covered Countries (and may not have been from recycled or scrap sources). Accordingly, we exercised due diligence to determine the source and chain of custody of these Conflict Minerals. Our due diligence was designed to conform to an internationally recognized due diligence framework, specifically the Organization for Economic Co-operation and Development (OECD) “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD Guidance)”, 2nd edition (2013).

Following our due diligence, we have not identified any instances in which our sourcing of necessary Conflict Minerals directly or indirectly financed or benefitted armed groups in the Covered Countries.

COUNTRY OF ORIGIN OF THE NECESSARY CONFLICT MINERALS IN OUR PRODUCTS

As part of our RCOI, our direct suppliers were requested to provide country of origin information for the purposes of determining the source and chain of custody of the necessary Conflict Minerals in our supply chain. The majority of our suppliers do not source directly from processing facilities, and provided only information known to them at the time of the inquiry. Further, we utilized the country of origin information provided by the CFSI for CFSP-compliant processing facilities.

Based on the processing facilities reported by our direct suppliers in comparison to the country of origin information provided by the CFSP, we have reason to believe that some of our necessary Conflict Minerals may have originated in the Covered Countries, but we have not identified any instances in which our sourcing of necessary Conflict Minerals directly or indirectly financed or benefitted armed groups in the Covered Countries.

Mine or Location of Origin of the Necessary Conflict Minerals in Our Products

We requested location of mine and location of origin information for the necessary Conflict Minerals contained in our products from each of our direct suppliers using the CMRT. Many of our direct suppliers were unable to obtain reliable mine or location of origin information, as many of our direct suppliers do not source directly from processing facilities.

RISK MITIGATION AND IMPROVED DUE DILIGENCE

We intend to take additional steps to improve due diligence and to further mitigate risk that necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries. These steps include:

●	Conduct due diligence on new business acquisitions to assess the risk of Conflict Minerals in the acquired business supply chain;
●

Continue to encourage our direct suppliers to purchase materials from smelters listed on the compliant Conflict Free Smelter List and to encourage non-participating processing facilities to become CFSP-compliant or CFSP-active;

●	Strive to use only direct suppliers that source from CFSP-compliant processing facilities for our integrated circuit and other products;
●	Continue to request relevant Conflict Minerals information from our suppliers using up-to-date information request forms;
●	Improve our internal program management structure to support our efforts in improving supply chain due diligence; and
●	Develop a supplier validation program intended to promote supplier engagements and enhance supplier knowledge of responsible sourcing from the Covered Countries.

PROCESSING FACILITY list

The processing facilities listed in Table 1 are utilized by our direct suppliers in the reporting period, as reported to us by our direct suppliers for our semiconductor products.

Table 1. CFSP-compliant Processing Facilities as of January 31, 2016

Metal	Processing Facility	Processing Facility Location
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Johnson Matthey Inc. (USA)	UNITED STATES
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tanaka Denshi Kogyo K.K	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tin	Alpha	UNITED STATES
Tin	CV United Smelting	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Indonesian State Tin Corporation Mentok Smelter	INDONESIA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Bangka Tin Industry	INDONESIA

Tin	PT Bukit Timah*	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Tin Company, Ltd.	CHINA
Tungsten	ALMT Corp	JAPAN
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA

Processing facilities noted with an asterisk (*) in this table were on the CFSP Active List.